LOAN AGREEMENT

among

PURE BIOFUELS CORP.,

as Guarantor,

PURE BIOFUELS DEL PERU S.A.C.

and

PALMA INDUSTRIAL S.A.C.

as Borrowers,

VARIOUS LENDERS

and

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED,

as Administrative Agent

________________________________

Dated as of September 12, 2007
________________________________

LOAN AGREEMENT, dated as of September 12, 2007, among PURE BIOFUELS CORP., a Nevada corporation (“Holdings”), PURE BIOFUELS DEL PERU S.A.C., a Peruvian corporation and PALMA INDUSTRIAL S.A.C., a Peruvian corporation (collectively, the “Borrowers”), the Lenders party hereto from time to time, and PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED, a Cayman Islands Corporation, as Administrative Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Borrowers desire to obtain the Loans from the Lenders; and

WHEREAS, the Lenders are willing to make the Loans to the Borrowers, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the making of the Loans by the Lenders and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

SECTION 1.  Definitions and Accounting Terms.

1.01  Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Agreement” shall mean a control agreement regarding the Collateral Account among the Cash Management Bank, the Borrowers and the Administrative Agent, in form and substance satisfactory to the Administrative Agent Agent.

“Account Collateral” shall have the meaning provided in Section 7.01.

“Administrative Agent” shall mean Plainfield Special Situations Master Fund Limited in its capacity as Administrative Agent for the Lenders hereunder and under the other Loan Documents, and shall include any successor Administrative Agent appointed pursuant to Section 12.01.

“Affidavit of Non-Related Parties” shall have the meaning provided in Section 4.05(b).

“Affiliate” shall mean, with respect to any Person, any other Person (including, but not limited to, all directors and officers of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 20% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (b) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of any Borrower.

“Agreement” shall mean this Loan Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Annual Business Plan” shall have the meaning provided in Section 9.13.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Loans maintained as Base Rate Loans, 7.25% and (ii) in the case of Loans maintained as Eurodollar Loans, 8.25%.

“Approved Bank” shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “A” and a minimum short-term unsecured debt rating of at least “A+”, or their respective equivalents, by each of the Rating Agencies, or if any such bank or other financial institution is not rated by all of the Rating Agencies, then a minimum long-term rating of at least “A” and a minimum short-term unsecured debt rating of at least “A+”, or their respective equivalents, by two of the Rating Agencies, but in any event one of the two Rating Agencies shall be S&P (it being understood that the A and A+ benchmark ratings and other benchmark ratings in this Agreement are intended to be the ratings, or the equivalent of ratings, issued by S&P).

“Argentine Stock Pledge Agreement” shall mean the stock pledge agreement, dated as of September 12, 2007, entered into by the Administrative Agent and Pure Biofuels del Peru S.A.C.

“Argentine Subsidiary” shall mean Pure Biocarburantes S.A., an Argentine corporation.

“Assets Mobile Guarantee Agreements” shall mean each of the agreements (convenio de preconstitución y constitucion de garantía mobiliaria abierta sobre la totalidad de los bienes presentes, futuros y ajenos), dated as of September 12, 2007, entered into by and among each of the Borrowers and the Subsidiary Guarantors, as pledgors, and the Administrative Agent, as pledgee, in form and substance satisfactory to the Administrative Agent, pursuant to which Borrowers and the Subsidiary Guarantors have granted a first priority perfected security interest in substantially all their movable property as security for the obligations of the Borrowers under the Loan Documents.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit E hereto.

“Assignment of Material Contracts Agreements” shall mean an Assignment of Material Contracts Agreement (Contrato de Cesión Condicionada) substantially in the form of Exhibit F, with such modifications thereto as any local counsel of the Administrative Agent may deem necessary or appropriate, pursuant to which the Borrowers have assigned their rights and obligations under the Material Agreements to the Administrative Agent as security for the obligations of the Borrowers under the Loan Documents.

“Authorized Representative” shall mean Luis Goyzueta or Steven Magami or any person or persons that has or have been authorized by the board of directors of Holdings or the Borrowers and are otherwise reasonably acceptable to the Administrative Agent.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Binding Letter of Intent” shall mean the binding letter of intent between Pure Biofuels del Peru S.A.C. and Interpacific Oil S.A.C. entered into on May 11, 2007.

“Biodiesel Facility” shall mean the factory located in front of Ventanilla highway, Lot B-2, Fundo Marquez Callao, registered at File No.70091962 of the Real Property Register of Callao.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower Related Parties” shall have the meaning provided in Section 13.01(c).

“Borrowers” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan from all the Lenders on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Business” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, or in Lima, Peru, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP or International GAAP, as the case may be, and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP or International GAAP, as the case may be, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, and (c) Dollar-denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person.

“Cash Management Bank” shall mean Citibank de Peru S.A. or any Approved Bank acting as Cash Management Bank under the Account Agreement or any other financial institution approved by the Administrative Agent.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean the occurrence of any of the following: (i) any Person (including a Person’s Affiliates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 20% or more of the total voting power of Holdings’ common stock, (ii) there shall be consummated any consolidation or merger of Holdings in which Holdings is not the continuing or surviving corporation or pursuant to which the common stock of Holdings would be converted into cash, securities or other property, other than a merger or consolidation of Holdings in which the holders of the common stock of Holdings outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the voting power of the common stock of the surviving corporation immediately after such consolidation or merger, (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Holdings has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors, (iv) either of the Borrowers ceased to be a Wholly-Owned Subsidiary of Holdings, or (v) Luis Humberto Goyzueta (i) transfers, in one or a series of transactions, more than 10% of Holdings’ common stock or (ii) ceases to control (as such term is used in clause (b) of the definition of “Affiliate”) each of the Credit Parties.

“Claims” shall have the meaning provided in the definition of “Environmental Claims.”

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Loan Document, including, without limitation, all Mortgage Properties.

“Collateral Account” shall have the meaning provided in Section 7.01(a).

“Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01 directly below the column entitled “Commitment,” as the same may be terminated pursuant to Sections 3.02 or 10, as applicable or adjusted as a result of assignments to or from a Lender pursuant to Section 13.04(b).

“Commitment Fee” shall have the meaning provided in Section 3.01(a).

“Common Stock” shall mean the common stock, par value $0.001 per share, of Holdings.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than either of the Borrowers and their Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Borrowers and their Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a pro forma basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Construction Contracts” shall have the meaning provided in Section 8.22.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Convertible Note Documents” shall mean the Securities Purchase Agreement, the Registration Rights Agreement, the Convertible Notes, the Voting Agreement and the Warrants.

“Convertible Note Transaction” shall mean the transactions contemplated by the Convertible Note Documents.

“Convertible Notes” shall mean the 10%/12% Senior Convertible PIK Election Notes due 2012 issued pursuant to the Securities Purchase Agreement.

“Credit Party” shall mean each of the Borrowers, Holdings and each of the Subsidiary Guarantors.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Effective Date” shall have the meaning provided in Section 13.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrowers and their Subsidiaries and Affiliates.

“Encumbrance” shall mean any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Indemnity” shall have the meaning provided in Section 5.09.

“Environmental Law” shall mean any statute, law, treaty, convention, rule, regulation, ordinance, code, guideline, policy or principal of law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any order or consent decree or any agreement entered into with any Governmental Authority (“Law”), relating to the environment, employee health and safety or Hazardous Materials, applicable to either of the Borrowers or any other Credit Party or their respective operations or assets or any Mortgage Properties or Real Property owned, leased, or operated by either of the Borrowers or any other Credit Party, including, without limitation, any state, provincial, regional or local Law of Peru, and any federal, state or local law of the United States, relating to the environment, employee health and safety or Hazardous Materials.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with any of the Credit Parties or would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of any of the Credit Parties being or having been a general partner of such person.

“Euros” and the designation “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty (expressed in euros).

“Euro Equivalent” of an amount denominated in a currency other than Euros shall mean, at any time for the determination thereof, the amount of Euros which could be purchased with the amount of such currency involved in such computation at the spot rate of exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Eurodollar Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, (a) the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions dated August 1985)), provided that if on such date no such rate is so displayed or, in the case of the initial Interest Period in respect of a Loan, if less than three Business Days’ prior notice of such Loan shall have been delivered to the Administrative Agent, the Eurodollar Rate for such period shall be the rate quoted to the Administrative Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period, in each case divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Event of Default” shall have the meaning provided in Section 11.

“Excusable Delay” shall mean a delay solely due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of a Credit Party, but lack of funds in and of itself shall not be deemed a cause beyond the control of a Credit Party.

“Existing Credit Agreement” shall mean the $3,000,000 original principal amount Secured Convertible Debenture in favor of Cornell Capital Partners L.P. issued on April 19, 2007.

“Existing Indebtedness” shall have the meaning provided in Section 8.19.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, an Authorized Representative, of the Borrower selling such asset.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“FEMA” shall mean the Federal Emergency Management Agency.

“Final Maturity Date” shall mean January 12, 2011.

“Fitch” shall mean Fitch Ratings Inc. or any successor thereto.

“Funding Fee” shall have the meaning provided in Section 3.01(b).

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent and the Lenders.

“Guaranteed Obligations” shall mean the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans made to, the Borrowers under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commence-ment of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrowers to the Lenders and the Administrative Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Loan Document to which either of the Borrowers is a party and the due performance and compliance by the Borrowers with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Loan.

“Guarantor” shall mean each of Holdings and each Subsidiary Guarantor.

“Guaranty” shall mean each of the Holdings Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any chemical, material or substance, the use of, exposure to, or Release of which is prohibited, limited or regulated by any applicable Governmental Authority or could give rise to an Environmental Claim.

“Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 14.

“IGV” means the Peruvian Value Added Tax (Impuesto General a Las Ventas), which is currently regulated by Peruvian Legislative Decree No. 821 and collected together with the Peruvian Impuesto de Promocion Municipal, under Legislative Decree No. 776, as the same may be amended from time to time.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b) and (d) of this definition secured by any Encumbrance on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the Fair Market Value of the property to which such Encumbrance relates and the stated amount of such Indebtedness), (d) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations and (e) all Contingent Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Reserve” shall mean an interest reserve in the amount of $1,000,000 to be established by the Borrower with the Administrative Agent on the Initial Borrowing Date from the proceeds of the initial Borrowing of Loans on such date.

“International GAAP” shall mean generally accepted accounting principles outside the United States as in effect from time to time.

“Investments” shall have the meaning provided in Section 10.05.

“ITF” means the Peruvian Impuesto a las Transacciones Financieras regulated by Law No. 28194, as the same may be amended from time to time.

“Judgment Currency Conversion Date” shall have the meaning provided in Section 13.18(a).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each Person listed on Schedule 1.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 13.04(b).

“Lender Default” shall mean (a) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its Loans or (b) a Lender having notified in writing the Borrowers and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Sections 2.01 or 2.04.

“Loan Documents” shall mean this Agreement, the Notes, the Guaranties and the Security Documents.

“Loans” shall have the meaning provided in Section 2.01.

“Make Whole Premium” shall mean, with respect to any Loan on any Settlement Date, the excess, if any, of (a) the present value at such Settlement Date of (i) the principal amount of such Loan at the Final Maturity Date, plus (ii) all required interest payments due on such Loan through the Final Maturity Date (assuming that the rate of interest on such Loan for the period from the Settlement Date through the Final Maturity Date will be equal to the rate of interest on such Loan in effect on the Settlement Date (excluding accrued but unpaid interest to the Settlement Date), computed using a discount rate equal to the Treasury Rate as of such Settlement Date; over (b) the principal amount of such Loan. As used herein, Settlement Date shall mean the date on which a Loan becomes or is declared to be immediately due and payable pursuant to Section 11.09.

“Management Agreements” shall have the meaning provided in Section 5.05.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Credit Parties taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Loan Document, (ii) on the ability of the Credit Parties taken as a whole to perform their obligations to the Lenders or the Administrative Agent hereunder or under any other Loan Document or (iii) on a material portion of the Collateral.

“Material Agreements” shall have the meaning provided in Section 8.23.

“Maximum Rate” shall mean the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Merger Date” means September 1, 2007 (the date on which Interpacific Oil S.A.C. merged into Pure Biofuels del Peru S.A.C).

“Minimum Borrowing Amount” shall mean $2,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Mortgage” shall mean a mortgage substantially in the form of Exhibit N, with such modifications thereto as any local counsel of the Administrative Agent may deem necessary or appropriate. The obligations of the Borrowers under the Loan Documents are secured, inter alia, by a first priority mortgage on each of its Mortgage Properties and the obligations of each Guarantor under the Subsidiaries Guaranty are secured by a first priority Mortgage on each of its Mortgage Properties.

“Mortgage Properties” shall mean the land located in front of the Carretera Ventanilla Lot B-2, Fundo Marquez, District and Province of Callao, Department of Lima, Peru.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, for any event requiring a mandatory repayment pursuant to Sections 4.02(a) or (b), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of applicable taxes, reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

“Net Earnings” shall mean, for any period, Consolidated Net Income for such period (without giving effect to non-cash expenses including amortization, depreciation and payment-in-kind).

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event (net of (a) reasonable costs and taxes incurred in connection with such Recovery Event and (b) required payments of any Indebtedness which is secured by the respective assets the subject of such Recovery Event).

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (a) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales and transfer taxes arising therefrom) not to exceed in the aggregate five percent (5%) of such gross cash proceeds, (b) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, and (c) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness which is secured by the respective assets which were sold or otherwise disposed of.

“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Note” and “Notes” shall have the meanings provided in Section 2.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 55 Railroad Avenue, Greenwich, CT 06830, Attention: General Counsel, Telephone No.: (203) 302-1700, and Telecopier No.: (203) 302-1779, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligation Currency” shall have the meaning provided in Section 13.18.

“Obligations” shall mean all amounts owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document, including, without limitation, all amounts in respect of any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Patriot Act” shall have the meaning provided in Section 13.14.

“Payment Date” shall mean the last Business Day of each calendar month occurring after the Initial Borrowing Date.

“Payment Office” shall mean the office of the Administrative Agent located at 55 Railroad Avenue, Greenwich, CT 06830, Attention: General Counsel, Telephone No.: (203) 302-1700 and Telecopier No.: (203) 302-1779 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Permitted Encumbrances” shall have the meaning provided in Section 10.01.

“Permitted Holder” shall mean Luiz Humberto Goyzueta or Plainfield Asset Management LLC, its Affiliates and their successors or assigns.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Peru” shall mean the Republic of Peru.

“Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA or any “plan” subject to Section 4975 of the Code.

“Pledge Agreement” shall have the meaning provided in Section 5.10.

“Prime Lending Rate” shall mean the rate which JPMorgan Chase Bank announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by JPMorgan Chase Bank, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Qualified Jurisdiction” shall mean each of Peru and Argentina.

“Rating Agencies” shall mean each of Fitch, Moody’s and S&P.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Registration Rights Agreement” shall mean the agreement between Holdings, Plainfield Peru I LLC and Plainfield Peru II LLC, dated September 12, 2007.

“Recovery Event” shall mean the receipt by either of the Borrowers of any cash insurance proceeds or condemnation awards payable (a) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of such Borrower or (b) under any policy of insurance maintained by any of them.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Reinvestment Period” shall mean twelve months from the date on which any of the Credit Parties receives the cash proceeds to be reinvested.

“Replaced Lender” shall have the meaning provided in Section 2.12.

“Replacement Lender” shall have the meaning provided in Section 2.12.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Loans at such time represents more than 50% of the sum of all outstanding Loans of Non-Defaulting Lenders.

“Returns” shall have the meaning provided in Section 8.09.

“S&P” shall mean Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” shall mean the agreement, dated September 12, 2007, between Plainfield Peru I LLC, Plainfield Peru II LLC and Holdings whereby Holdings will issue 11,000,000 shares of Common Stock.

“Security Agreements” shall mean the Assets Mobile Guaranty Agreements and the Share Mobile Guarantee Agreements.

“Security Documents” shall mean the Mortgages, the Assignment of Material Contracts Agreement, the Security Agreements, the Pledge Agreement, Account Agreement, and the Argentine Stock Pledge Agreement.

“Share Mobile Guarantee Agreements” means each of the agreements (convenio de preconstitución de garantía mobiliaria abierta sobre acciones), dated as of September 12, 2007, entered into by and among each of the Borrowers, the Subsidiary Guarantors, and the Administrative Agent, as pledge on behalf of the Lenders, in form and substance satisfactory to the Administrative Agent, pursuant to which 100% of the outstanding capital stock of the Borrowers and the Subsidiary Guarantors will be granted as security for the obligations of the Borrowers under the Loan Documents.

“Shareholders Agreement” shall mean the Shareholders Agreement, dated September 12, 2007, among Plainfield Peru I LLC, Plainfield Peru II LLC and the other shareholders party thereto.

“Subsidiaries Guaranty” shall have the meanings provided in Section 5.08.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Subsidiary Guarantor” shall mean each Subsidiary of either of the Borrowers or Holdings whether existing on the Initial Borrowing Date or established, created or acquired after the Initial Borrowing Date, unless and until such time as the respective Subsidiary is released from all of its obligations under the Guaranty in accordance with the terms and provisions thereof. Notwithstanding the foregoing, no Subsidiary organized and existing under Argentine law shall be deemed a Subsidiary Guarantor until such Subsidiary is authorized under its bylaws and applicable Argentine law to guaranty the obligations of another Person.

“Taxes” shall have the meaning provided in Section 4.05.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Tradetex Notes” shall mean, two promissory notes granted in favor of Tradetex International in the amount of $1,200,000.00 ($600,000.00 each) plus interest in the order of $139,223.39 arising from the purchase agreement in which Pure Biofuels del Peru S.A.C. bought the real estate located at Carretera Ventanilla, Lot B-2, Fundo Marquez, District and Province of Callao, Department of Lima, Peru, registered in the entry No. 70091962 of the Real Estate Registry in and for Callao in the Public Register in and for Lima, as detailed in public deed of December 22, 2006, registered before the Public Notary of Lima, Mr. Alfredo Paino Scarpatti.

“Transaction” shall mean, collectively, (a) the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, the incurrence of Loans on the Initial Borrowing Date and the use of proceeds thereof, (b) the Convertible Note Transaction and (c) the payment of all fees and expenses in connection with the foregoing.

“Treasury Rate” shall mean, for any day, a rate per annum that is from time to time published in the “Money Rates” section of the Wall Street Journal as being the “Treasury bill auction 4 Weeks” rate (or, if more than one rate is published as the Treasury Rate, then the highest of such rates). The Treasury Rate will change as of the date of publication in the Wall Street Journal of a Treasury Rate that is different from that published on the preceeding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Treasury Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Treasury Rate.

“Treaty” shall mean the Treaty establishing the European Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992) and the Treaty of Amsterdam (which was signed in Amsterdam on October 2, 1997).

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“United States” and “U.S.” shall each mean the United States of America.

“U.S. Credit Party” shall mean each Credit Party that is organized within the United States.

“U.S. Dollar Equivalent” of an amount denominated in a currency other than Dollars shall mean, at any time for the determination thereof, the amount of Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

“Warrants” shall mean the warrants issued to purchase shares of Common Stock, which shall be exercisable into 56,938,245 shares of Common Stock (subject to adjustment) representing, in the aggregate, 34.4% of the fully diluted shares of Common Stock, as of September 12, 2007 issued pursuant to the Securities Purchase Agreement.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation which is controlled (as such term is used in clause (b) of the definition of “Affiliate”) by such Person and 100% of whose capital stock is at the time owned, by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity which is controlled (as such term is used in clause (b) of the definition of “Affiliate”) by such Person and in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time. Notwithstanding the foregoing, an entity shall be considered a Wholly-Owned Subsidiary if the only shares or interests not owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person is required by applicable local law.

“Working Capital Facility” shall mean one or more unsecured working capital facilities approved by the Administrative Agent in its reasonable discretion with banks or other lenders providing for revolving credit loans, term loans receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Voting Agreement” shall mean the Voting Agreement, dated as of September 12, 2007 among Plainfield Peru I LLC, Holdings and the other shareholders party thereto.

SECTION 2.  Amount and Terms of Credit.

2.01      The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender with a Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Final Maturity Date, a loan or loans (each, a “Loan” and, collectively, the “Loans”) to the Borrowers, which Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrowers, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, (iii) shall not exceed for each such Lender at any time the Commitment of such Lender at such time, (iv) shall be utilized solely for the purposes set forth on Schedule 2.01 hereto and (v) may be repaid in accordance with the provisions hereof. Once repaid, Loans incurred hereunder may not be reborrowed

2.02  Minimum Amount of Each Borrowing. The aggregate principal amount of (x) the Borrowing of Loans made on the Initial Borrowing Date, shall be at least $2,000,000 and (y) each Borrowing of Loans thereafter, shall not be less than the Minimum Borrowing Amount. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than seven (7) Borrowings of Eurodollar Loans in the aggregate.

2.03  Notice of Borrowing. (a) Whenever the Borrowers desire to incur (x) Eurodollar Loans hereunder, the Borrowers shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder, the Borrowers shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), and (iii) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans. The Administrative Agent shall promptly give each Lender which is required to make Loans, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)  Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrowers, prior to receipt of written confirmation. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04  Disbursement of Funds. No later than 2:00 P.M. (New York City time) on the date of each Borrowing, each Lender shall make available the amount of its Loans (determined in accordance with Schedule 1.01). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrowers at the Payment Office the aggregate of the amounts so made available by the Lenders.

Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05  Notes. (a) The obligation of each Borrower to pay the principal of, and interest on, each Loan made to it by each Lender shall be evidenced by a promissory note duly executed and delivered by such Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b)  Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of the Loan evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loan.

2.06  Conversions. The Borrowers shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings of one or more Types of Loans into a Borrowing of another Type of Loan, provided that, (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrowers by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07  Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments; provided, however, that the Commitment of Plainfield Special Situations Master Fund Limited will at all times equal at least 50% of the aggregate Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08  Interest. (a) The Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b)  The Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.

(c)  Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time, and all other overdue amounts payable hereunder and under any other Loan Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d)  Accrued (and theretofore unpaid) interest shall be payable (from the Interest Reserve until exhausted and thereafter by the Borrowers) (i) in respect of each Base Rate Loan, (x) monthly in arrears on each Payment Date, (y) on the date of any repayment or pre-payment in full of all outstanding Base Rate Loans, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of one month, on each date occurring at one month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)  Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrowers and the Lenders thereof. Each such determina-tion shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09  Interest Periods. Each interest period (each, an “Interest Period”) applicable to a Eurodollar Loan shall be a twelve (12) month period, provided that:

(i)  all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)  the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)  if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)  if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)  unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(vi)  no Interest Period in respect of any Borrowing shall be selected which extends beyond the Final Maturity Date.

If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, a new Interest Period is not permitted to be applicable to such Eurodollar Loans as provided above, the Borrowers shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of the current Interest Period.

2.10  Increased Costs, Illegality, etc.

 (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)  on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; or

(iii)  at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by such Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, the Borrowers jointly and severally agree to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)  At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrowers shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c)  If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrowers jointly and severally agree to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.11  Compensation. The Borrowers jointly and severally agree to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrowers; or (iv) as a consequence of (x) any other default by the Borrowers to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12  Replacement of Lenders. (x)  If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii) or Section 2.10(c) with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrowers shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reason-ably acceptable to the Administrative Agent or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans provided by the Replacement Lender; provided that:

(a)  at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrowers, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and in each case, the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01; and

(b)  all obligations of the Borrowers then owing to the Replaced Lender (other than those (i) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 or (ii) relating to any Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.12, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.12 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Loans and/or a Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender.

SECTION 3.  Fees; Reduction of Commitment.

3.01  Fees. (a) On the Initial Borrowing Date, the Borrowers shall pay to each of the Lenders a commitment fee (the “Commitment Fee”) equal to 1.50% of the Total Commitment, which Commitment Fee may, in the Borrowers’ sole discretion, be paid by means of deduction by such Lender of the amount thereof from the proceeds of the Loans made by it to the Borrowers on such date, without thereby reducing the principal amount of such Loans, such Loans being deemed fully advanced with the Borrowers paying the Funding Fee to such Lender from the proceeds thereof.

(b)  On the date of each Borrowing of Loans made hereunder, the Borrowers shall pay to each of the Lenders a funding fee (the “Funding Fee”) equal to 1.50% of the original principal amount of the Loan made to them by such Lender on such date, which Funding Fee may be paid by means of deduction by such Lender of the amount thereof from the proceeds of the Loans made by it to the Borrowers on such date, without thereby reducing the principal amount of such Loans, such Loans being deemed fully advanced with the Borrowers paying the Funding Fee to such Lender from the proceeds thereof.

3.02  Mandatory Reduction of Commitments. The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on September 12, 2007, unless the Initial Borrowing Date has occurred on or prior to such date.

SECTION 4.  Prepayments; Payments; Taxes.

4.01  Voluntary Prepayments. At all times following September 12, 2009, each of the Borrowers shall have the right to prepay the Loans made to it, in whole or in part (provided that any partial prepayment of the Loans made to a Borrower must be made with respect to all of the Loans made to such Borrower, and the amount of any such partial prepayment shall be applied to the prepayment of the outstanding principal amount of each of the Loans made to such Borrower pro rata based on the then outstanding principal amounts of each of such Loans), at any time and from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent prior to 2:00 P.M. (New York City time) at the Notice Office at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay, which notice shall specify the Loans to be prepaid and the amount of such prepayment; and (ii) each partial prepayment of Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $250,000 (or such lesser amount as is acceptable to the Administrative Agent).

4.02  Mandatory Repayments. (a) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which any of the Credit Parties receives any cash proceeds from any capital contribution or any sale or issuance of its Equity Interests, an amount equal to 100% of the Net Cash Proceeds of such capital contribution or sale or issuance of Equity Interests shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 4.02(f).

(b)  In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which any of the Credit Parties receives any cash proceeds from any issuance or incurrence of Indebtedness other than Indebtedness described in Sections 10.04(a) through (d), an amount equal to 100% of the Net Cash Proceeds of such issuance or incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 4.02(f).

(c)  In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which any of the Credit Parties receives any cash proceeds from any asset sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(f); provided, however, that such proceeds shall not be required to be so applied on such date so long as no Default or Event of Default exists and the Borrowers have delivered a certificate to the Administrative Agent on such date stating that such proceeds shall be used to replace or restore such sold asset within the Relevant Reinvestment Period (which certificate shall set forth the estimates of the proceeds to be so expended).

(d)  In addition to any other mandatory repayments pursuant to this Section 4.02, on each Payment Date, an amount equal to 56% of the Net Earnings in the Collateral Account shall be applied as a mandatory repayment in accordance with the requirements set forth in Section 4.02(f).

(e)  In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which any of the Credit Parties receives any cash proceeds from any Recovery Event, an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Section 4.02(e); provided, however, that with respect to no more than $2,000,000 in the aggregate of such Net Insurance Proceeds received by any of the Credit Parties in any fiscal year of the Credit Parties, such Net Insurance Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and the applicable Credit Party has delivered a certificate to the Administrative Agent on such date stating that such Net Insurance Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid within the Relevant Reinvestment Period (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended).

(f)  Each amount required to be applied pursuant to Sections 4.02(a), (b), (c), (d) or (e) in accordance with this Section 4.02(f) shall be applied to repay the outstanding principal amount of each of the Loans pro rata based on the then outstanding principal amount of each of the Loans. For the avoidance of doubt, 70% of the Borrowers’ monthly Net Earnings shall be deposited in the Collateral Account and only 80% of such deposited amount shall be applied as a mandatory prepayment.

(g)  In addition to any other mandatory repayments pursuant to this Section 4.02, (i) all then outstanding Loans shall be repaid in full on the Final Maturity Date and (ii) all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.

4.03  Prepayment Premium. Any voluntary prepayment pursuant to Section 4.01 shall be accompanied by payment of an amount equal to 8% of the principal amount to be repaid occurring prior to the fifth Business Day preceding the Final Maturity Date.

Notwithstanding the foregoing, at any time following the occurrence of an Event of Default under Section 11.09, the Borrowers shall, not later than five (5) Business Days after being requested to do so by the Required Lenders, offer to acquire all of the Loans from the Lenders for a purchase price equal to (i) 100%, of the aggregate outstanding principal amount thereof, plus (ii) all interest and other amounts then owing under the Loan Documents, plus (iii) the Make Whole Premium.

4.04  Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under the Notes shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 11:00 A.M. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.05  Net Payments. (a) All payments made by the Borrowers hereunder and under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein, any such tax being hereafter referred to as a (“Domicile Tax”) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrowers jointly and severally agree to pay the full amount of such Taxes, reduced by the amount of any credits allowable against the Domicile Tax in respect of such Taxes, as determined by the Lender pursuant to the last sentence of this Section 4.05 (the “Tax Credits”) and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, and after taking into account the Tax Credits, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrowers jointly and severally agree to reimburse each Lender, upon the written request of such Lender for Domicile Taxes and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence, in each case, taking into account the Tax Credits. Each Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower. The Borrowers jointly and severally agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender. Each Lender, from time to time, shall provide the Borrowers with its calculation, made in good faith, of the amount of Tax Credits that shall be applicable to, and which shall constitute a reduction in, the Borrowers’ obligation to make payments to such Lender pursuant to this Section 4.05, and which calculation shall take into account, among other things, changes in the ownership of such Lender, from time to time and changes in the law of the jurisdiction(s) imposing the Domicile Taxes applicable to the user of tax credits against such Domicile Taxes, provided, that as of the Effective Date, Lenders and Borrowers agree that the Tax Credits which may reduce Borrowers’ obligation to make payments pursuant to this Section 4.05 shall be fifteen percent (15%) of the amount of the Taxes which give rise to such payment obligation and shall continue at such rate until modified by one or more good faith calculations provided to the Borrower by a Lender or Lenders.

(b) Each Lender that is a party to this Agreement on the Effective Date or becomes an assignee of an interest under this Agreement after the Effective Date shall, on or before the date that it becomes a party to this Agreement pursuant to Section 13.04(b), execute and deliver to the Borrowers an affidavit (an “Affidavit of Non-Related Parties”) in the form attached hereto as Exhibit P.

SECTION 5.  Conditions Precedent to the Initial Borrowing Date. The obligation of the Lenders to make the Loans on the Initial Borrowing Date is subject at the time of the making of the Loans to the satisfaction of the following conditions:

5.01  Effective Date; Notes.  On or prior to the Initial Borrowing Date, (a) the Effective Date shall have occurred as provided in Section 13.10 and (b) there shall have been delivered to the Administrative Agent for the account of each of the Lenders the appropriate Notes executed by the Borrowers, each in the amount, maturity and as otherwise provided herein.

5.02  Certificate.  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of each of the Borrowers by an Authorized Representative of such Borrower, certifying on behalf of such Borrower that all of the conditions in Sections 5.06, 5.07 and 6.01 have been satisfied on such date.

5.03  Opinions of Counsel.  On the Initial Borrowing Date, the Administrative Agent shall have received (a) from each of DLA Piper US LLP and Muñiz, Ramirez, Pérez-Taiman & Luna-Victoria and Lewis and Roca, LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit C and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (b) without duplication, from such local counsel, reasonably acceptable to the Administrative Agent, in each jurisdiction where a Credit Party is “located” for purposes of Section 9-307 of the UCC and/or organized, in each case, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

5.04  Company Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by an Authorized Representative of such Credit Party, and attested to by another Authorized Representative of such Credit Party, in the form of Exhibit D with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)  On the Initial Borrowing Date, all Business and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Business proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Business or Governmental Authorities.

5.05  Management Agreements. Employment Agreements. On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent true and correct copies, certified as such by an Authorized Representative of each of the Borrowers the following:

(a)  of all agreements of, or with respect to, the management of each of the Borrowers or any of their Subsidiaries (collectively, the “Management Agreements”); all of which Management Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Initial Borrowing Date; and

(b)  all material employment agreements entered into by each of the Borrowers or any of their Subsidiaries (collectively, the “Employment Agreements”).

5.06  Adverse Change, Approvals. (a) Nothing shall have occurred since June 30, 2007 (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or any Lender shall determine has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

(b)  On or prior to the Initial Borrowing Date, all necessary governmental and third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of liens under the Loan Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein. On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.

5.07  Litigation.  Except as set forth in Schedule 5.07, on the Initial Borrowing Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to the Transaction, this Agreement or any other Loan Document, or (b) which the Administrative Agent or any of the Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

5.08  Guaranties. On the Initial Borrowing Date, each Subsidiary Guarantor (other than the Argentine Subsidiary) shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit H (as amended, modified and/or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

5.09  Environmental Indemnity. On the Initial Borrowing Date, each of the Borrowers shall have duly authorized, executed and delivered the Environmental Indemnity in the form of Exhibit I (as amended, modified and/or supplemented from time to time, the “Environmental Indemnity”), and the Environmental Indemnity shall be in full force and effect.

5.10  Pledge Agreement. On the Initial Borrowing Date, each Person owing any Equity Interest in either of the Borrowers or any of the Subsidiary Guarantors shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit J (as amended, modified, restated and/or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Administrative Agent, as pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Person, (a) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (b) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent, desirable, to perfect and protect the security interests purported to be created by the Pledge Agreement have been taken and the Pledge Agreement shall be in full force and effect.

5.11  Security Agreements. On the Initial Borrowing Date, each Borrower and each Subsidiary Guarantor shall have duly authorized, executed and delivered (i) the Security Agreements covering Security Agreement Collateral, together with evidence of their (a) notarization as a public deed (escritura publica), (b) registration in the stock ledger of the applicable Credit Party (in the case of the Share Mobile Guaranty Agreements) and (c) filing with the Registro Mobiliario de Contratos of the Public Registries, (ii) the Assignment of Material Contracts Agreement, together with evidence of its notarization as a public deed (escritura publica), and (iii) the Argentine Stock Pledge Agreement .

5.12  [Intentionally omitted].

5.13  Mortgages; Title Insurance; Survey; etc. On the Initial Borrowing Date, the Administrative Agent shall have received:

(a)  an executed counterpart of a first priority Mortgage with respect to each Mortgage Property, together with evidence of its (a) notarization as a public deed (escritura publica) and (b) filing with the public registry in Peru;

(b)  a recent survey of each Mortgage Property (and all improvements thereon) (i) prepared by a surveyor or engineer licensed to perform surveys in Lima, Peru, (ii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent in its capacity as such, White & Case LLP and the title company and (iii) complying with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey;

(c)  to the extent requested by the Administrative Agent, copies of all leases in which either of the Borrowers or any Subsidiary Guarantor holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such Mortgage Property, to the extent requested by the Administrative Agent, such agreements shall be subordinate to the liens of the Mortgage to be recorded against such Mortgage Property, either expressly by its terms or pursuant to a subordination agreement (with any such agreement being reasonably acceptable to the Administrative Agent); and

(d)  private insurance covering each Mortgaged Property, in amounts and covering matters reasonably acceptable to the Administrative Agent.

5.14  Financial Statements. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements of Holdings for the periods (i) from May 10, 2006 through December 31, 2006 and (ii) the six month period ending June 30, 2007, which historical financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

5.15 Convertible Note Transaction. (a) The Administrative Agent shall have received evidence reasonably satisfactory to it that Holdings shall have issued 11,000,000 shares of its common stock pursuant to the Convertible Note Documents.

(b)  On or prior to the Initial Borrowing Date, Holdings shall have received proceeds of $10,000,000 from the Convertible Note Transaction.

5.16  Solvency Certificate; Insurance Certificates. On the Initial Borrowing Date, the Administrative Agent shall have received:

(a)  a solvency certificate from each of the Credit Parties in the form of Exhibit L; and

(b)  certificates of insurance complying with the requirements of Section 9.03 for the business and properties of each of the Credit Parties, if applicable, in form and substance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as an additional insured and/or as loss payee, as applicable, and stating that such insurance shall not be canceled or materially revised without at least 30 days’ prior written notice by the insurer to the Administrative Agent.

5.17  Biodiesel Facilities. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received evidence satisfactory to it that (a) Interpacific Oil has the right to lease land necessary to expand the existing Biodiesel Facility located at Calle Juno Mz. C Lt. 6B La Campiña, Chorrillos Lima 04, Peru from its current capacity of 7MMgy to 10MMgy which lease will have been acquired by the Borrowers on the Merger Date and (b) the Borrowers own the land to construct and operate a new 52MMgy Biodiesel Facility located in the Port of Callao, Lima, Peru.

5.18  Repayment of Existing Indebtedness. On or prior to the Initial Borrowing Date and concurrently with the incurrence of Loans and the use of such Loans on such date, all Indebtedness of the Borrowers and their Subsidiaries under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Existing Credit Agreement shall have been terminated and all letters of credit issued pursuant to the Existing Credit Agreement shall have been terminated.

5.19  Construction Schedule. On or prior to the Initial Borrowing Date, the Borrowers shall have delivered to the Administrative Agent such information and documentation as the Administrative Agent shall reasonably require in connection with the expansion of the existing Biodiesel Facility to be acquired by the Borrowers pursuant to the Binding Letter of Intent and the construction and operation by the Borrowers of the new Biodiesel Facility, including, without limitation, a construction schedules and detailed budgets for the same.

5.20  Palm Plantation. On or prior to the Initial Borrowing Date, the Borrowers shall have delivered in form and substance satisfactory to the Administrative Agent (a) evidence that the application to purchase 60,000 hectares of land for the purchase of a palm plantation (the “Palm Plantation”) has been filed with the appropriate Peruvian governmental authorities and (b) certificates from the regional Peruvian governments of Loreto and Pucallpa that the application to purchase the Palm Plantation has been received and is under review.

5.21  Fees, etc.  On the Initial Borrowing Date, the Borrowers shall have paid to the Administrative Agent (and its relevant affiliates) and each Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent (and/or its relevant affiliates) or such Lenders to the extent then invoiced. At the Borrowers’ discretion, the Borrowers may offset any fees and/or expenses from the proceeds of the Borrowings.

5.22  Other Agreements. On or prior to the Initial Borrowing Date, the Borrowers shall have delivered to the Administrative Agent (i) equipment maintenance agreements, ensuring that all operating units will be maintained in working condition sufficient to meet contractual requirements for performance and compliance and shall be otherwise in form and substance satisfactory to the Administrative Agent, if any, and (ii) raw material acquisition agreements and biodiesel sale agreements, sufficient to satisfy its current business plan and otherwise in form and substance satisfactory to the Administrative Agent.

5.23  Employment Agreements. On the Initial Borrowing Date, the Borrowers shall have delivered an employment agreement with Luis Humberto Goyzueta, Steven S. Magami, Gustavo A. Goyzueta and Gonzalo Campos in form and substance satisfactory to the Administrative Agent and the Administrative Agent shall have completed background checks with respect to such employees to the satisfaction of the Required Lenders.

5.24 Tradetex Payoff Letter. On or prior to the Initial Borrowing Date, the Borrowers shall have delivered a fully executed payoff letter for the repayment of the Tradetex Notes and all related obligations, in form and substance satisfactory to the Administrative Agent.

5.25  Other Documents. The Administrative Agent shall have received such other documents and evidence as are customary for transactions of this type or as the Administrative Agent may reasonably request in order to evidence the satisfaction of the other conditions set forth above.

SECTION 6.  Additional Conditions Precedent to the Incurrence of the Loans. The obligation of each Lender to make Loans is subject to the satisfaction of the following conditions:

6.01  No Default; Representations and Warranties. On the date of any Borrowing and also after giving effect to the making of the Loans on such date (a) there shall exist no Default or Event of Default and (b) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.02  Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

The occurrence of Loans and the acceptance of the benefits of the proceeds of the Loans shall constitute a representation and warranty by each of the Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5 and in this Section 6 are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders.

SECTION 7.  Cash Management

7.01  Establishment of Accounts. (a) (i) The Borrowers hereby acknowledge that within five (5) Business Days of the Initial Borrowing Date, pursuant to the Account Agreement Borrowers have established with Cash Management Bank, an account (the “Collateral Account”), which will be established as an interest bearing deposit account with interest-bearing sub-accounts. The Collateral Account and the funds deposited therein shall serve as security for the Obligations. Pursuant to the Account Agreement, the Borrowers shall irrevocably instruct and authorize Cash Management Bank to disregard any and all orders for withdrawal from the Collateral Account made by, or at the direction of, Borrower. The Borrowers agree that, prior to the payment in full of the Obligations, the terms and conditions of the Account Agreement shall not be amended or modified (x) in any material respect without the prior written consent of the Required Lenders (which consent the Required Lenders may grant or withhold in their sole discretion) and (y) in any other respect without the prior written consent of the Administrative Agent (which consent the Administrative Agent may grant or withhold in its sole discretion).

(ii)  The Borrowers shall deposit 70% of their monthly Net Earnings into the Collateral Account.

(b)  Pledge of Account Collateral. To secure the full and punctual payment and performance of the Obligations, the Borrowers hereby collaterally assign, grant a security interest in and pledge to the Administrative Agent for the benefit of the Lenders, to the extent not prohibited by applicable law, a first priority continuing security interest in and to the following property of the Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Account Collateral”).

(c)  The Collateral Account and all cash, deposits and/or wire transfers from time to time deposited or held in, credited to or made to Collateral Account.

(d)  All interest and cash from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing or purchased with funds from the Collateral Accounts.

(e)  To the extent not covered by clauses (a) or (b) above, all proceeds (as defined under the UCC) of any or all of the foregoing.

In addition to the rights and remedies herein set forth, the Administrative Agent shall have all of the rights and remedies with respect to the Account Collateral available to a secured party at law or in equity, including, without limitation, the rights of a secured party under the UCC, as if such rights and remedies were fully set forth herein.

This Agreement shall constitute a security agreement for purposes of the UCC and other applicable law.

7.02  Maintenance of Collateral Accounts. The Borrowers agree that the Collateral Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that the Administrative Agent shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Collateral Account and (iii) such that no Person other than the Administrative Agent for the benefit of the Lenders shall have any right of withdrawal from the Collateral Account and, except as provided herein, no Account Collateral shall be released to any Credit Party or any Affiliate of any Credit Party from the Collateral Account.

7.03  Monthly Funding of the Collateral Account. The Borrowers hereby irrevocably authorize the Administrative Agent to transfer (and pursuant to the Account Agreement shall irrevocably authorize Cash Management Bank to execute any corresponding instructions of the Administrative Agent), and the Administrative Agent shall transfer 80% of the Net Earnings deposited by the Borrowers in the Collateral Account to the Payment Office as a mandatory repayment to be applied pursuant to Section 4.02(d).

7.04  Cash Management Bank. (a) The Administrative Agent shall have the right at the Borrowers’ sole cost and expense to replace Cash Management Bank with a financial institution reasonably satisfactory to the Borrowers in the event that (i) Cash Management Bank fails, in any material respect, to comply with the Account Agreement or (ii) Cash Management Bank is no longer an Approved Bank. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at the Borrowers’ sole cost and expense to replace Cash Management Bank at any time, without notice to the Borrowers. The Borrowers shall cooperate with the Administrative Agent in connection with the appointment of any replacement Cash Management Bank and the execution by such Cash Management Bank and the Borrowers of an Account Agreement and delivery of same to the Administrative Agent.

(b)  So long as no Event of Default shall have occurred and be continuing, the Borrowers shall have the right at its sole cost and expense to replace Cash Management Bank with a financial institution that is an Approved Bank; provided that such financial institution and the Borrowers shall execute and deliver to the Administrative Agent an Account Agreement substantially similar to the Account Agreement executed as of the Effective Date, or in such other form reasonably required by the Administrative Agent, with such changes therein as shall be reasonably acceptable to the Administrative Agent.

7.05  Account Collateral and Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, without additional notice from the Administrative Agent to the Borrowers or any other Person, the Administrative Agent may, in addition to and not in limitation of the Administrative Agent’s other rights, make any and all withdrawals from, and transfers between and among, the Collateral Account as the Administrative Agent shall determine in its sole and absolute discretion to pay any Obligations.

(b)  Upon the occurrence and during the continuance of an Event of Default, each of the Borrowers hereby irrevocably constitutes and appoints the Administrative Agent as its true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege it has with respect to the Account Collateral, and do in its name, place and stead, all such acts, things and deeds for and on behalf of and in its name, which it could or might do or which the Administrative Agent may deem necessary or desirable to more fully vest in the Administrative Agent the rights and remedies provided for herein and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may perform or cause performance of any such agreement, and any reasonable out-of-pocket expenses of the Administrative Agent incurred in connection therewith shall be paid by Borrower as provided in Section 13.01.

(c)  The Borrowers hereby expressly waive, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Agreement or the Account Collateral. The Borrower acknowledges and agrees that ten (10) days’ prior written notice of the time and place of any public sale of the Account Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to the Borrower within the meaning of the UCC.

7.06  Transfers and Other Liens. The Borrowers will not (i) sell or otherwise dispose of any of the Account Collateral or (ii) create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to the Administrative Agent under this Agreement.

7.07  Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, the Administrative Agent and Lenders shall have no duty as to any Account Collateral in its or their possession or control as agent therefor or bailee thereof or any income thereon or the preserva-tion of rights against any person or otherwise with respect thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that neither the Administrative Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Account Collateral, or for any diminution in value thereof, by reason of the act or omission of the Administrative Agent or any Lender, or any of their respective Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from such Person’s gross negligence or willful misconduct. In no event shall the Administrative Agent or any Lender be liable either directly or indirectly for losses or delays resulting from any event which may be the basis of an Excusable Delay, computer malfunctions, interruption of communication facilities, labor difficulties or other causes beyond the Administrative Agent’s or such Lender’s reasonable control or for indirect, special or consequential damages except to the extent of such Person’s gross negligence or willful misconduct. Notwithstanding the foregoing, the Borrower acknowledges and agrees that (i) neither the Administrative Agent nor any Lender has custody of the Account Collateral, (ii) Cash Management Bank has custody of the Account Collateral, (iii) the initial Cash Management Bank was chosen by the Borrowers and (iv) neither the Administrative Agent nor any Lender has any obligation or duty to supervise Cash Management Bank or to see to the safe custody of the Account Collateral.

7.08  Lender’s Liability. (a) The Administrative Agent shall be responsible for the performance only of such duties with respect to the Account Collateral as are specifically set forth in this Section 7 or elsewhere in the Loan Documents, and no other duty shall be implied from any provision hereof. Neither the Administrative Agent nor any Lender shall be under any obligation or duty to perform any act with respect to the Account Collateral which would cause it to incur any expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. The Borrowers agree jointly and severally to indemnify and hold the Administrative Agent and each Lender and their respective employees, officers and agents harmless from and against any loss, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by any of them in connection with the transactions contemplated hereby with respect to the Account Collateral except as such may be caused by the gross negligence or willful misconduct of such Persons.

(b)  Each of the Administrative Agent and each Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by it in good faith to be genuine, and, in so acting, it may be assumed that any person purporting to give any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Each of the Administrative Agent and each Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith.

7.09  Continuing Security Interest. This Agreement shall create a continuing security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Obligations. Upon payment in full of the Obligations, this security interest shall automatically terminate without further notice from any party and the Borrowers shall be entitled to the return, upon their request, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and the Administrative Agent shall execute such instruments and documents as may be reasonably requested by the Borrowers to evidence such termination and the release of the Account Collateral.

SECTION 8.  Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans on the Initial Borrowing Date, each of the Borrowers and Holdings makes the following representations, warranties and agreements, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans on the Initial Borrowing Date, and with the occurrence of the Initial Borrowing Date and the incurrence of each Loan after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the each such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01  Company Status. Each of the Credit Parties (a) is a duly organized and validly existing Business in good standing under the laws of the jurisdiction of its organization, (b) has the Business power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications.

8.02  Power and Authority. Each of the Credit Parties has the Business power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each of the Credit Parties has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03  No Violation. Neither the execution, delivery or performance by any of the Credit Parties of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance (except pursuant to the Loan Documents), upon any of the property or assets of any of the Credit Parties pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any of the Credit Parties is a party or by which it or any of its property or assets is bound or to which it may be subject, or (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any of the Borrowers.

8.04  Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (a) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date, and (b) filings which are necessary to perfect the security interests created or intended to be created under the Loan Documents, which filings will be made within ten days following the Initial Borrowing Date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any of the Credit Parties to authorize, or is required to be obtained or made by, or on behalf of, any of the Credit Parties in connection with (i) the execution, delivery and performance of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any Loan Document.

8.05  Financial Statements; Financial Condition; Undisclosed Liabilities. (a) The audited balance sheets of Holdings as at the last day of its fiscal year ended closest to December 31, 2006 and the related consolidated statements of income and cash flows of Holdings for the fiscal years of Holdings ended closest to such date, copies of which in each case were furnished to the Lenders prior to the Effective Date, present fairly in all material respects the financial position of Holdings and the other Credit Parties at the date of said financial statements and the results of their respective operations for the respective periods covered thereby. The unaudited balance sheets of Holdings for the portion of the fiscal year ended June 30, 2007 and the related statements of income and cash flows of Holdings for the three-month period ended closest to such date, copies of which in each case were furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of Holdings and the other Credit Parties at the date of said financial statements and the consolidated results of their respective operations for the period covered thereby. All of the foregoing historical financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(b)  On and as of the Initial Borrowing Date, and after giving effect to the Transaction and to all Indebtedness being incurred or assumed and Encumbrances created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of each of the Credit Parties will exceed its debts, (ii) no Credit Party has incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (iii) each of the Credit Parties will have sufficient capital with which to conduct its respective businesses. For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)  Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a), and except for the Indebtedness incurred under this Agreement, there were as of the Initial Borrowing Date no liabilities or obligations with respect to Holdings or any of the other Credit Parties of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reason-ably be expected to be material to Holdings or any of the other Credit Parties. Except as set forth on Schedule 8.05(c), as of the Initial Borrowing Date, neither Holdings nor any other Credit Party knows of any basis for the assertion against it of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 8.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to Holdings or any other Credit Party.

(d)  After giving effect to the Transaction, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06  Litigation. Except as set forth on Schedule 5.07, there are no actions, suits or proceedings pending or, to the knowledge of either of the Borrowers or Holdings, threatened (a) with respect to the Transaction or any Loan Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07  True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of any of the Credit Parties in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any of the Credit Parties in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include any budget information (including, without limitation, any Annual Business Plan) or any pro forma financial information.

8.08  Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans shall be used solely for the purposes set forth on Schedule 2.01 hereto.

(b)  No part of the proceeds of any of the Loans will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any of the Loans nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X.

8.09  Tax Returns and Payments. (a) Except as set forth on Schedule 8.09, each of the Credit Parties has timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for taxes (national, departmental, local, municipal and fine) (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, such Credit Party. The Returns accurately reflect in all material respects all liability for taxes of the Credit Parties for the periods covered thereby. Each of the Credit Parties has paid all taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP, in the case of U.S. Credit Parties, or International GAAP, in the case of Credit Parties that are not U.S. Credit Parties, as applicable. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of either of the Borrowers or Holdings, threatened by any authority regarding any taxes relating to any of the Credit Parties. None of the Credit Parties has incurred, nor will it incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Credit Parties arising as a result of the operation of their businesses in the ordinary course of business). Each of the Credit Parties has paid all taxes, assessments, fees and other charges (including interest and penalties) due with respect to such Returns.

(b)  Except for the obligation with respect to (x) the withholding of income tax (Impuesto a la Renta) on interest and other payments by the Borrowers hereunder applicable pursuant to Supreme Decree No. 179-2004-EF, as amended, (y) the payment of the IGV in connection with interest payments, which obligation is currently suspended by law, and (z) the ITF applicable to the operations performed pursuant to this Agreement or any of the other Loan Documents, there is no tax, levy, impost, deduction, charge or withholding imposed by Peru or any political subdivision thereof on or by virtue of (i) the execution, delivery, performance, enforcement or admissibility into evidence of any Loan Document or (ii) any payment to be made by any of the Credit Parties pursuant to any Loan Document.

8.10  Security Documents. (a) The provisions of the Security Agreements are effective to create in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in all of the Security Agreement Collateral, and the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, has upon filing with the Registro Mobiliario de Contratos of the Public Registries of Peru and upon recording in the stock ledger of the applicable Credit Party (in the case of the Share Mobile Guaranty Agreements) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Encumbrances other than Permitted Encumbrances.

(b)  No other filings or recordings are required in order to perfect the security interests created by the Security Agreements, except as described herein in order to obtain priority over any future Liens.

(c)  The provisions of the Account Agreement are effective to create in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent a legal, valid and enforceable security interest in all right, title and interest of the Borrower in all of the Account Collateral, and the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, has a fully perfected security interest and control in all right, title and interest in all of Account Collateral described therein, subject to no other Encumbrances.

(d)  Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable and, upon registration with the Registro de Propiedad Immueble in Peru, a perfected first priority security interest in and mortgage lien on the respective Mortgage Property in favor of the Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Lenders and the Administrative Agent, superior and prior to the rights of all third Persons (except that the security interest and deed of trust lien created on such Mortgage Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Encumbrances (other than Permitted Encumbrances related thereto).

8.11  Properties. All Real Property owned or leased by any of the Credit Parties as of the Initial Borrowing Date, and the nature of the interest therein, is set forth on Schedule 8.11. Each of the Credit Parties has good and marketable title to all properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth on Schedule 8.11, each of the Credit Parties has a valid and indefensible leasehold interest in the material properties leased by it free and clear of all Encumbrances other than Permitted Encumbrances.

8.12  Capitalization. All outstanding Equity Interests of each of the Credit Parties (i) have been duly and validly issued, (ii) are, to the extent applicable, fully paid and non-assessable and (iii) have been issued free of preemptive rights. Except as set forth on Schedule 8.12, or then pursuant to the Convertible Note Documents, none of the Credit Parties has outstanding any Equity Interests or other securities convertible into or exchangeable for its Equity Interests or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests or any appreciation or similar rights.

8.13  Equity Interests. Except as set forth on Schedule 8.13, none of the Credit Parties has established, created or acquired any Subsidiary or any Equity Interest in any other Person.

8.14  Compliance with Statutes, etc.   Each of the Credit Parties is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls).

8.15  Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.16  Representations and Warranties in Other Documents. All representations and warranties set forth in the other Loan Documents and the Convertible Note Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Initial Borrowing Date as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date).

8.17  Environmental Matters. (a)  Each of the Borrowers is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of any of the Borrowers, threatened Environmental Claims against any of the Borrowers or any Subsidiary Guarantor or any Real Property owned, leased or operated by the Borrowers or any Subsidiary Guarantor (including any such claim arising out of the ownership, lease or operation by any of the Borrowers or any Subsidiary Guarantor of any Real Property formerly owned, leased or operated by any of the Borrowers but no longer owned, leased or operated by any of the Borrowers or any Subsidiary Guarantor). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any Subsidiary Guarantor, or any Real Property owned, leased or operated by any of the Borrowers or any Subsidiary Guarantor (including any Real Property formerly owned, leased or operated by any of the Borrowers or any Subsidiary Guarantor but no longer owned, leased or operated by any of the Borrowers or any Subsidiary Guarantor) or, to the knowledge of any of the Borrowers or any Subsidiary Guarantor, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against any of the Borrowers or any Subsidiary Guarantor or any Real Property owned, leased or operated by any of the Borrowers or (ii) to cause any Real Property owned, leased or operated by any of the Borrowers or any Subsidiary Guarantor to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by any of the Borrowers or any Subsidiary Guarantor under any applicable Environmental Law.

(b)  Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by any of the Borrowers or any Subsidiary Guarantor or any of their respective Subsidiaries or, to the knowledge of any of the Borrowers, any property adjoining or adjacent to any such Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

8.18  Intellectual Property, etc.   Each Credit Party owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business and the business of each Subsidiary Guarantor, without any known conflict with the rights of others.

8.19  Indebtedness. Schedule 8.19 sets forth a list of all Indebtedness (including Contingent Obligations) of each Credit Party as of the Initial Borrowing Date, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Person which directly or indirectly guarantees such debt (collectively, the “Existing Indebtedness”).

8.20  Insurance. Schedule 8.20 sets forth a listing of all insurance maintained by each Credit Party as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

8.21  ERISA Plans, etc.   None of the Credit Parties or any ERISA Affiliate of a Credit Party has ever maintained or contributed to (or had an obligation to contribute to) any Plan. Except as set forth on Schedule 8.21, none of the Credit Parties has ever had any employees. The Borrowers and the Subsidiary Guarantors are in full compliance with Peruvian employment and employment benefits laws, including without limitation, Law No. 27626 and Supreme Decree No. 003-2002-TR, and neither the Borrowers nor the Subsidiary Guarantors engage in illegal or unfair labor practices in Peru.

8.22  Construction Contracts. Schedule 8.22 sets forth a listing of all agreements relating to the construction of the Biodiesel Facility (such agreements, the “Construction Agreements”) and all Construction Agreements are in full force and effect. The Construction Agreements constitute the full documentation necessary for the construction of the Biodiesel Facility.

8.23  Material Agreements. No Credit Party is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.  No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.  Schedule 8.23 accurately and completely lists all material agreements (the “Material Agreement”) to which any Credit Party is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and the Borrowers have delivered to the Administrative Agent complete and correct copies of all such material agreements (other than those set forth on Schedule 8.23 under Clause (w) of the caption “Pure Biofuels Corp., Other”), including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.

SECTION 9.  Affirmative Covenants. Each of Holdings and each of the Borrowers hereby covenants and agrees that on and after the Effective Date and until the Loans and Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.01 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01  Information Covenants. Holdings will furnish to each Lender:

(a)  Monthly Reports. Within 30 days after the end of each fiscal month of Holdings (other than the last fiscal month of any fiscal quarter of Holdings), the balance sheet of Holdings as at the end of such fiscal month and the related statements of income and statement of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, and setting forth (x) comparable budgeted income statement figures for such fiscal month as set forth in the respective Annual Business Plan delivered pursuant to Section 9.13 and (y) beginning with the fiscal month of Holdings ending September 30, 2007 comparative figures for all such financial information for the corresponding fiscal month in the prior fiscal year. All of the foregoing financial statements shall be certified by an Authorized Representative of Holdings that they fairly present in all material respects in accordance with GAAP the financial condition of Holdings and the other Credit Parties as of the dates indicated and the consolidated results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b)  Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of Holdings, (i) the balance sheet of Holdings as at the end of such quarterly accounting period and the related statements of income and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and setting forth (x) comparable budgeted income statement figures for such quarterly accounting period as set forth in the respective Annual Business Plan delivered pursuant to Section 9.13 and (y) beginning with the quarterly accounting period ending September 30, 2007 comparative figures for all such financial information for the corresponding quarterly accounting period in the prior fiscal year, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period. All of the foregoing financial statements shall be certified by an Authorized Representative of Holdings that they fairly present in all material respects in accordance with GAAP the financial condition of Holdings and the other Credit Parties as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, the filing with the SEC of a quarterly report on Form 10-Q or Form 10-QSB within the time frame allotted by the SEC for such filing, including any extension pursuant to Rule 12b-25, shall be deemed to fulfill the obligations under this Section 9.01(b).

(c)  Annual Financial Statements. Within 120 days after the close of each fiscal year of Holdings, (i) the balance sheet of Holdings as at the end of such fiscal year and the related statements of income and retained earnings and statement of cash flows for such fiscal year setting forth, commencing with the fiscal year of Holdings ending December 31, 2007, comparative figures for the preceding fiscal year and certified by Moore Stephens Worth Frazer and Torbert, LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) stating that in the course of its regular audit of the financial statements of Holdings, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year. Notwithstanding the foregoing, the filing with the SEC of an annual report on Form 10-K or Form 10-KSB within the time frame allotted by the SEC for such filing, including any extension pursuant to Rule 12b-25, shall be deemed to fulfill the obligations under this Section 9.01(c).

(d)  Management Letters. Promptly after receipt thereof by any Credit Party, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(e)  Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(b) and (c), a compliance certificate from an Authorized Representative of Holdings and each of the Borrowers in the form of Exhibit D certifying on its behalf that, to such Person’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof.

(f)  Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within three Business Days after any Authorized Representative of Holdings or either of the Borrowers obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against any Credit Party (A) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (B) with respect to any Loan Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g)  Environmental Matters.  Promptly after Holdings or either of the Borrowers obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)  any pending or threatened Environmental Claim against any Credit Party or any Real Property owned, leased or operated by it;

(ii)  any condition or occurrence on or arising from any Real Property owned, leased or operated by any Credit Party that (A) results in noncompliance by it with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against it or any such Real Property;

(iii)  any condition or occurrence on any Real Property owned, leased or operated by any Credit Party that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by it of such Real Property under any Environmental Law; and

(iv)  the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by any Credit Party as required by any Environmental Law or any governmental or other administrative agency; provided that in any event each Credit Party shall deliver to each Lender all notices received by it from any government or governmental agency under, or pursuant to, any Environmental Law (including, without limitation, CERCLA) which identifies it as a potentially responsible party for remediation costs or which otherwise notify such Borrower or any Guarantor of potential liability under any Environmental Law (including, without limitation, CERCLA).

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Borrower’s response thereto.

(h)  Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings, the Borrowers, and the other Credit Parties as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

9.02  Books, Records and Inspections; Annual Meetings. (a) Each of the Credit Parties will keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP, with respect to U.S. Credit Parties, or International GAAP, with respect to Credit Parties that are not U.S. Credit Parties, as applicable, and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Each of the Credit Parties will permit officers and designated representatives of the Administrative Agent and, upon the occurrence and during the continuance of any Event of Default, any Lender (a) to visit and inspect, under guidance of officers of such Credit Party, any of the properties of any such Credit Party and (b) to examine the books of account of such Credit Party, and discuss the affairs, finances and accounts of such Credit Party with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent, any such other Agent or any such Lender may reasonably request.

(b)  At the request of the Administrative Agent, each of the Credit Parties will within thirty (30) days after the close of each fiscal year, hold a meeting (which may be by conference call or teleconference), at a time and place selected by Credit Party and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal year and the financial condition of such Credit Party and its Subsidiaries and the budgets presented for the current fiscal year of such Credit Party and its Subsidiaries.

9.03  Maintenance of Property; Insurance. (a) Each of the Credit Parties will (i) keep all property necessary to its business in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as it, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Loan Documents that require the maintenance of insurance. In addition to the foregoing, each of Holdings and each of the Borrowers acknowledges and agrees the Administrative Agent has the right, on an annual basis, to review the insurance then being maintained by the Credit Parties and to require the Credit Parties to increase their levels of coverage from that which then exists to the extent that the Administrative Agent has a reasonable basis to require same and it will, within 30 days following such a request by the Administrative Agent, obtain such increased insurance coverage.

(b)  Each of the Credit Parties will at all times keep its property insured in favor of the Administrative Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by it) (i) shall be endorsed to the Administrative Agent’s satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Administrative Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Administrative Agent and the Lenders, and (iv) shall be deposited with the Administrative Agent.

(c)  If any of the Credit Parties shall fail to maintain insurance in accordance with this Section 9.03, or if any of the Credit Parties shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrowers jointly and severally agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

9.04  Existence; Franchises. Each of the Credit Parties will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall prevent sales of assets and other transactions by any of the Credit Parties in accordance with Section 10.02.

9.05  Compliance with Statutes, etc.   Each of the Credit Parties will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls).

9.06  Compliance with Environmental Laws. (a) Each of the Credit Parties will comply with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by it, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Encumbrances imposed pursuant to such Environmental Laws. None of the Credit Parties will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by it or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of its business or operations.

(b)  (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(g), (ii) at any time that any Credit Party is not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, the Borrowers will provide, at the sole expense of the Borrowers and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by any of the Credit Parties, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Borrowers fail to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne jointly and severally by the Borrowers, and Holdings and each of the Borrowers shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrowers, all at the sole expense of the Borrowers.

9.07  End of Fiscal Years; Fiscal Quarters. Each of the Credit Parties will cause (a) its fiscal year to end on December 31 of each calendar year and (b) its fiscal quarters to end on dates consistent with a fiscal year end as provided in preceding clause (a).

9.08  Performance of Obligations. Each of the Credit Parties will perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound.

9.09  Payment of Taxes. Each of the Credit Parties will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become an Encumbrance or charge upon any of its properties not otherwise permitted under Section 10.01(a); provided that none of the Credit Parties shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP, with respect to U.S. Credit Parties, or International GAAP, with respect to Credit Parties that are not U.S. Credit Parties, as applicable.

9.10  Use of Proceeds. The Borrowers will use the proceeds of the Loans only as provided in Section 8.08.

9.11  Additional Security; Further Assurances; etc.   (a)  Each of the Credit Parties will, and will cause each other applicable Person to, grant to the Administrative Agent for the benefit of the Lenders and the Administrative Agent security interests and Encumbrances in such assets and Real Property of the Credit Parties as are not covered by the original Loan Documents and as may be reasonably requested from time to time by the Administrative Agent or the Lenders (collectively, the “Additional Security Documents”). All such security interests and Encumbrances shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Encumbrances superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Encumbrances except for Permitted Encumbrances or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Encumbrances in favor of the Administrative Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(b)  Each of the Credit Parties will, and will cause each of the other applicable Person to, at the expense of the Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Loan Documents as the Administrative Agent may reasonably require. Furthermore, each of the Credit Parties will, and will cause the applicable Person to, deliver to the Administrative Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.11 has been complied with.

(c)  Each of the Borrowers and Holdings agrees that each action required by clauses (a) and (b) of this Section 9.11 shall be completed as soon as possible, but in no event later than five (5) Business Days after such action is requested to be taken by the Administrative Agent.

9.12  ERISA. None of the Credit Parties or any ERISA Affiliate of any of the Credit Parties will maintain or contribute to (or have an obligation to contribute to) a Plan except as may be required by Peruvian Law.

9.13  Annual Plan; Development Oversight. No later than thirty (30) days prior to the end of the then current calendar year, Holdings and the Borrowers shall prepare (or cause to be prepared) an annual business plan for the Credit Parties for 2008 or the next calendar year, as applicable, which plan must be approved in writing by the Required Lenders, which approval shall not be unreasonably withheld. A plan approved by the Required Lenders is referred to herein as the “Annual Business Plan.” No changes or departures from any item in an Annual Business Plan approved by the Required Lenders, shall be made without the prior written approval of the Required Lenders, which approval shall not to be unreasonably withheld. Each Annual Business Plan shall include such information as the Lenders may reasonably request. All actual costs incurred by the Required Lenders in reviewing and approving any Annual Business Plan shall be reimbursed to the Required Lenders by the Borrowers promptly following demand.

9.14  Right of First Refusal. In the event that during the period ending 24 months after the Effective Date, any Credit Party decides to pursue any additional debt and/or equity financing and/or refinancing of existing or new Indebtedness, such Credit Party shall provide the Administrative Agent with written notice thereof. If any Credit Party obtains an offer, term sheet or commitment therefore from another capital source, the Lenders (or any of them) shall have the right to agree to provide the debt and/or equity financing offered by such capital source, which right must be exercised, if at all, within ten (10) Business Days of presentation of such offer to the Administrative Agent. This right may be exercised only by the delivery by the applicable Lenders to such Credit Party of a binding commitment containing no conditions other than those contained in the offer, term sheet or commitment provided by the other capital source. Participation by the Lenders hereunder shall be pro rata among the Lenders who choose to participate.

SECTION 10.  Negative Covenants. Each of Holdings and each of the Borrowers hereby covenants and agrees that on and after the Effective Date and until the Loan and Notes (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full, none of the Credit Parties shall:

10.01  Encumbrances. Create, incur, assume or suffer to exist any Encumbrance upon or with respect to any of its property or assets (real or personal, tangible or intangible), whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to it), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Encumbrance under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Encumbrances described below are herein referred to as “Permitted Encumbrances”):

(a)  inchoate Encumbrances for taxes, assessments or governmental charges or levies not yet due or Encumbrances for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, with respect to U.S. Credit Parties, or International GAAP, with respect to Credit Parties that are not U.S. Credit Parties, as applicable;

(b)  Encumbrances in respect of its property or assets imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Encumbrances and other similar Encumbrances arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Encumbrance;

(c)  Encumbrances created by or pursuant to this Agreement and the Loan Documents;

(d)  easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of its business; and

(e)  Encumbrances arising out of the existence of judgments or awards in respect of which it shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Encumbrances does not exceed $100,000 at any time outstanding.

In connection with the granting of Encumbrances of the type described in clause (c) of this Section 9.01 by any Credit Party, the Administrative Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Encumbrances, in either case solely with respect to the item or items of equipment or other assets subject to such Encumbrances).

Notwithstanding the foregoing, all Permitted Encumbrances with respect to any Collateral shall be subordinate to the liens of the Lenders under the Loan Documents.

10.02  Consolidation, Merger, Purchase or Sale of Assets, etc.  Wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, convey, sell or otherwise dispose of all or any part of their property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets of any Person (or agree to do any of the foregoing at any future time), except that:

(a)  Capital Expenditures by it shall be permitted to the extent not in violation of Section 10.07;

(b)  (i)the Credit Parties may enter into or complete the transaction contemplated by the Binding Letter of Intent by means of a merger of Interpacific Oil S.A.C, into Pure Biofuels del Peru S.A.C. on the Merger Date, in accordance with the Peruvian General Corporations Act (Ley General de Sociedades).

(c)  Investments may be made to the extent permitted by Section 10.05; and

(d)  it may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value.

10.03  Dividends. Authorize, declare or pay any Dividends with respect to it, except that:

(a) any Credit Party (other than Holdings) may pay cash Dividends to another Credit Party (other than Holdings);

(b) unless an Event of Default shall have occurred and is continuing, any Credit Party may pay cash Dividends to Holdings at the times and in the amounts necessary to enable Holdings to pay interest expense in connection with the Convertible Notes, pursuant to the terms of the Convertible Notes Documents;

(c) any Credit Party (other than Holdings) may pay cash Dividends to Holdings, so long as the proceeds thereof are promptly used by Holdings to pay operating expenses incurred in the ordinary course of business (including, without limitation, outside directors and professional fees, expenses and indemnities) and other similar corporate overhead costs and expenses, provided that the aggregate amount of all cash Dividends paid pursuant to this clause (c) shall not exceed the amount of Holdings, operating expenses set forth in the Annual Business Plan for such fiscal year of Holdings; and

(d)  the Borrower may pay cash Dividends to Holdings at the times and in the amounts necessary to enable Holdings to pay its tax obligations; provided that (x) the amount of cash Dividends paid pursuant to this clause (d) to enable Holdings to pay federal and state income taxes actually owing by Holdings at such time for the respective period and (y) any refunds received by Holdings shall promptly be returned by Holdings to the Borrower.

10.04  Indebtedness. Contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)  Indebtedness incurred pursuant to this Agreement, the other Loan Documents and the Convertible Note Documents;

(b)  Indebtedness incurred pursuant to the Working Capital Facility in an aggregate principal amount at any time outstanding not to exceed $5,000,00;

(c)  Indebtedness in the ordinary course of its business (including, without limitation, Indebtedness such as bonds, guarantees and letters of credit, which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person); and

(d) Existing Indebtedness.

10.05  Advances, Investments and Loan. Directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)  it may acquire and hold accounts receivable owing to it, if created or acquired in the ordinary course of its business and payable or dischargeable in accordance with its customary trade terms;

(b)  it may acquire and hold cash and Cash Equivalents;

(c)  Contingent Obligations permitted by Section 10.04, to the extent constituting Investments; and

(d)  Holdings may make capital contributions to the Borrowers.

10.06  Transactions with Affiliates. Enter into any transaction or series of related transactions with any Affiliate, other than in the ordinary course of business and on terms and conditions substantially as favorable to it as would reasonably be obtained by it at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(a)  Dividends may be paid by it to the extent provided in Section 10.03; and

(b)  Loans may be made and other transactions may be entered into by it to the extent permitted by Sections 10.02, 10.04 and 10.05.

10.07  Capital Expenditures. Make any Capital Expenditures except (a) Capital Expenditures set forth in the applicable Annual Business Plan and (b) Capital Expenditures with the amount of Net Insurance Proceeds received by it from any Recovery Event so long as such Net Insurance Proceeds are used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid, but only to the extent that such Net Insurance Proceeds are not otherwise required to be applied as a mandatory repayment pursuant to Section 4.02(e).

10.08  Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc. (a) Amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to their capital stock or other Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to their capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (a) could not reasonably be expected to be adverse to the interests of the Lenders and the terms of any such amendment, modification, change or other action will not violate any of the other provisions of this Agreement or any other Loan Document;

(b)  amend, modify or change any provision of any Management Agreement unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders (although no amendment, modification or change may be made to any monetary term thereof); or

(c)  amend, modify or change any provision of any material agreement set forth on Schedule 8.23 unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders (although no amendment, modification or change may be made to any monetary term thereof).

10.09  Limitation on Issuance of Equity Interests. Issue (a) any preferred equity or convertible note (other than the Convertible Note) or (b) any redeemable common stock or other redeemable common Equity Interests (other than pursuant to the Convertible Note Documents).

10.10  Business; etc. (a) Engage, directly or indirectly, in any business other than the businesses engaged in by it as of the Initial Borrowing Date and reasonable extensions thereof and businesses ancillary or complimentary thereto; provided that, such business activity may be operated solely within the nations of Peru and Argentina.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, Holdings will not engage in any business or own any significant assets or have any material liabilities other than (i) (x) its ownership of the capital stock of the Borrowers and (y) holding up to $400,000 of cash and Cash Equivalents in the aggregate at any time (together with any invest-ment income thereon) and (ii) those liabilities which it is respon-sible for under this Agreement and the other Documents to which it is a party, provided that Holdings may engage in those activities that are incidental to (x) the maintenance of its existence in compli-ance with appli-cable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

10.11  Limitation on Equity Interests. Establish, create or acquire any Equity Interest in any other Person other than a Subsidiary which is a Subsidiary Guarantor.

SECTION 11.  Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01  Payments. Either Borrower shall (a) default in the payment when due of any principal of any Loan or any Note, or (b) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or any Note or any Fees or any other amounts owing hereunder or under any other Loan Document.

11.02  Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

11.03  Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.01(g)(i), 9.03(b) and 9.10 or Section 10 or (b) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days.

11.04  Default Under Other Agreements. (a)  Any Credit Party shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (b) any Indebtedness (other than the Obligations) of any Credit Party shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $100,000.

11.05  Bankruptcy, etc.   Any Credit Party shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Credit Party, and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party, to operate all or any substantial portion of the business of any Credit Party, or any Credit Party commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party, or there is commenced against any Credit Party any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or any Credit Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party makes a general assignment for the benefit of creditors; or any action is taken by any Credit Party for the purpose of effecting any of the foregoing; or

Either Borrower or any Subsidiary Guarantor shall commence a voluntary insolvency, liquidation, dissolution or reorganization proceeding under the bankruptcy laws of Peru (Ley General Concursal) or the General Corporations Act of Peru (Ley General de Socíedades) as now hereafter in effect; or a proceeding or case shall be commenced against either Borrower or any Subsidiary Guarantor, without application or consent, seeking (i) its reorganization, liquidation, dissolution, arrangement or warranty, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of it or of all or any substantial part of its property or (iii) similar relief in respect of it under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, and such proceeding shall continue undismissed, or in order, judgment or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect, for a period of 60 or more days, or a declaration of bankruptcy or suspension of payment shall be entered against either Borrower or any Subsidiary Guarantor under the bankruptcy laws of Peru (Ley General Concursal) or the General Corporations Act of Peru (Ley General de Sociedades) as now or hereafter in effect.

11.06  Loan Documents. Any of the Loan Documents shall cease to be in full force and effect, or shall cease to give the Administrative Agent for the benefit of the Lenders and the Administrative Agent the Encumbrances, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Encumbrance on, all of the Collateral, in favor of the Administrative Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Encumbrances (except as permitted by Section 10.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Loan Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document.

11.07  Guaranties. Any of the Guaranties or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations thereunder to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant thereto to which it is a party.

11.08  Judgments. One or more judgments or decrees shall be entered against any Credit Party involving in the aggregate for such Credit Party a liability (to the extent not paid or not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $100,000.

11.09  Change of Control. A Change of Control shall occur.

11.10 Convertible Note Documents. A default shall have occurred under any Convertible Note Documents.

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that if an Event of Default specified in Section 10.05 shall occur with respect to any Credit Party, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below, shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (c) enforce, as all of the Encumbrances created pursuant to the Loan Documents.

SECTION 12.  The Administrative Agent.

12.01  Appointment. The Lenders hereby irrevocably designate and appoint Plainfield Special Situations Master Fund Limited as Administrative Agent to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through their officers, directors, agents, employees or affiliates.

12.02  Nature of Duties. The Administrative Agent in its capacity as such shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent in its capacity as such nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

12.03  Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Borrowers in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of the Borrowers and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Borrowers or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Borrowers or the existence or possible existence of any Default or Event of Default.

12.04  Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

12.05  Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06  Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliates’ thereof) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07  The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08  Holders. Any Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09  Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all of its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving fifteen (15) Business Days’ prior written notice to the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)  Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder.

(c)  If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)  If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)  Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 12 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10  Collateral Matters. (a) Each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents to which it is a party for the benefit of the Lenders and the Administrative Agent. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Loan Documents.

(b)  The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Encumbrance granted to or held by the Administrative Agent upon any Collateral (i) upon payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrowers and their Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02 and (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12).

(c)  The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Encumbrances granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 12.10, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.11  Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (a) as specifically provided in this Agreement or any other Loan Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13.  Miscellaneous.

13.01  Payment of Expenses, etc. (a) The Borrowers hereby jointly and severally agree to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders); (ii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (x) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Loan Document or the use of the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, (y) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by any of the Credit Parties, the generation, storage, transportation, handling or disposal of Hazardous Materials by any of the Credit Parties at any location, whether or not owned, leased or operated by any of the Credit Parties, the non-compliance by any of the Credit Parties or any of their Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against any of the Credit Parties, or any Real Property at any time owned, leased or operated by any of the Credit Parties or (z) claims asserted or alleged by any broker, consultant or other advisor of any Credit Party, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b)  Fraud, Misappropriation, etc. The Obligations shall include any and all losses, damages, costs, expenses, liabilities, claims and any other obligations incurred by Administrative Agent and/or Lenders (including attorneys’ fees and costs reasonably incurred with respect to Agent and/or Lenders for the purposes hereof) arising out of or in connection with the following:

(i)  any fraud by or on behalf of any of the Borrower Related Parties (as defined below) or any intentional misrepresentation by the Borrower Related Parties in connection with the Loans;

(ii)  the misappropriation or conversion by any of the Borrower Related Parties of (A) any insurance proceeds paid by reason of any casualty, (B) any Loan proceeds, (C) any awards received in connection with a condemnation, or (D) any security deposits, advance deposits or any other deposits collected with respect to any of the Collateral which are not delivered to Administrative Agent upon a foreclosure of such Collateral or action in lieu thereof;

(iii)  any cash flow collected by any of the Borrower Related Parties and not applied in accordance with the Loan Documents;

(iv)  any material physical waste to any of the Collateral and any physical damage to any of the Collateral, in either case, arising from the intentional misconduct of any of the Borrower Related Parties, in each case in violation of the Loan Documents;

(v)  any Credit Party’s failure to obtain the Administrative Agent’s consent to any subordinate financing or other voluntary lien encumbering any of the Collateral in violation of the Loan Documents;

(vi)  so long as any of the Credit Parties has possession and control of the Collateral, failure to pay (or deposit into reserves held by Administrative Agent funds sufficient to pay or remove of record by bonding over) taxes or other liens (other than Permitted Encumbrances) with priority over the Loan Documents, to the extent funds are available for such purposes in violation of the Loan Agreement;

(vii)  in the event of: (A) any of the Credit Parties filing a voluntary petition under the Bankruptcy Code or any other federal, state or foreign bankruptcy or insolvency law; (B) the filing of an involuntary petition against any of the Credit Parties under the Bankruptcy Code or any other federal, state or foreign bankruptcy or insolvency law by any Affiliate of any of the Credit Parties, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against any of the Credit Parties from any Person; (C) any of the Credit Parties filing an answer consenting to, or otherwise acquiescing or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal, state or foreign bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person against any of the Credit Parties; (D) any of the Credit Parties consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for it or any of the other Credit Parties or any portion of its or their property; or (E) any of the Credit Parties making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due;

(viii)  if any of the Credit Parties violates Section 10.10 of this Agreement; or

(ix)  if any of the Credit Parties transfers or encumbers any of the Collateral or any part thereof in violation of the Loan Documents or if any interest in any of the Credit Parties is transferred in violation of the Loan Documents.

(c)  As used herein, the term “Borrower Related Parties” shall mean the collective reference to each of the Credit Parties, and their respective Affiliates, principals, officers or employees and any party to whom any of the Credit Parties or any of their respective Affiliates has contractually delegated its authority to perform as an agent of any of the Credit Parties or such Affiliate.

13.02  Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of any of the Credit Parties against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03  Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered: if to either of the Borrowers or Holdings, at the address specified opposite its signature below or in the other relevant Loan Documents; if to any Lender, at its address specified on Schedule 13.03; and if to the Administrative Agent, at the Notice Office; or, as to any such party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrowers, Holdings and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrowers shall not be effective until received by the Administrative Agent or the Borrowers, as the case may be.

13.04  Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that neither of the Borrowers nor Holdings may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitment hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by either of the Borrowers or Holdings of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers or Holdings hereunder shall be determined as if such Lender had not sold such participation.

(b)  Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations) hereunder to (i) (A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (x) at such time, Schedule 1.01 shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (y) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, and (z) the consent of the Administrative Agent shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned). To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment and outstanding Loans.

(c)  Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrowers), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d)  Any Lender which assigns all of its Commitment and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 4.05, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.

13.05  No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers or any other Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06  Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any of the Credit Parties in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)  Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)  Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07  Calculations; Computations.

. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders).

(b)  All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

13.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY OF THE OTHER LOAN DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY (AND IN THE CASE OF EACH OF THE BORROWERS AND HOLDINGS, MUST) BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH OF THE BORROWERS AND HOLDINGS HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE BORROWERS AND HOLDINGS HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CORPORATION SERVICE COMPANY, PRESENTLY LOCATED AT 1133 AVENUE OF THE AMERICAS, SUITE 3100, NEW YORK, NEW YORK, 10036, AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH AUTHORIZED DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OF THE BORROWERS AND HOLDINGS AGREES TO DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH OF THE BORROWERS AND HOLDINGS HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH OF THE BORROWERS AND HOLDINGS FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESSES SET FORTH OPPOSITE THEIR SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE BORROWERS AND HOLDINGS HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EITHER OF THE BORROWERS OR HOLDINGS IN ANY OTHER JURISDICTION.

(b)  EACH OF THE BORROWERS AND HOLDINGS HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09  Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

13.10  Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which Holdings, the Borrowers, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office. The Administrative Agent will give Holdings, the Borrowers and each Lender prompt written notice of the occurrence of the Effective Date.

13.11  Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12  Amendment or Waiver; etc. (a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Loan Documents), (iii) amend, modify or waive any provision of this Section 13.12(a), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders or (v) consent to the assignment or transfer by either the Borrowers or Holdings of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of the Commitment of any Lender shall not constitute an increase of the Commitment of such Lender) or (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision of this Agreement or any other Loan Document as same relates to the rights or obligations of the Administrative Agent.

(b)  If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment and/or repay each outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent, provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrowers shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13  Survival. All indemnities set forth herein including, without limitation, in Sections 4.05, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14  Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies Holdings and the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties and other information that will allow such Lender to identify the Borrowers and the other Credit Parties in accordance with the Patriot Act.

13.15  English Language. This Agreement and all other Loan Documents shall be in the English language, except as required by applicable local law (in which event certified English translations thereof shall, upon the request of the Administrative Agent, be provided by the Borrowers to the Administrative Agent). All documents, certificates, reports or notices to be delivered or communications to be given or made by any party hereto pursuant to the terms of this Agreement or any other Loan Document shall be in the English language or, if originally written in another language, shall, upon request of the Administrative Agent, be accompanied by an accurate English translation upon which the other parties hereto shall have the right to rely for all purposes of this Agreement and the other Loan Documents.

13.16  Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in Qualified Jurisdictions. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all promissory notes issued by, and Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of each applicable jurisdiction to perfect the security interests in the Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions. The Borrowers hereby agree that, following any request by the Administrative Agent or Required Lenders to do so, each Borrower shall, and shall cause its Subsidiaries to, take such actions (including, without limitation, the execution of additional Security Documents, the making of any filings and the delivery of appropriate legal opinions) under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or Required Lenders to be necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions. If requested to do so pursuant to this Section 13.16, all such actions shall be taken in accordance with the provisions of this Section 13.16 and within the time periods set forth therein. All conditions and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law not required to be taken in accordance with the provisions of this Section 13.16, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of this Section 13.16.

13.17  Waiver of Sovereign Immunity. Each of the Borrowers, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Borrower, its Subsidiaries or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Borrower or any of its Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Borrower, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, any other Qualified Jurisdiction, or elsewhere. Without limiting the generality of the foregoing, each Borrower further agrees that the waivers set forth in this Section 13.17 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

13.18  Judgment Currency. (a) The Credit Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the U.S. Dollar Equivalent thereof (such date, the “Judgment Currency Conversion Date”).

(b)  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

For purposes of determining the U.S. Dollar Equivalent or the Euro Equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.19  Nature of Borrower Obligations. (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all of the Borrowers’ Obligations shall constitute the joint and several obligations of each of the Borrowers.

(b)  The obligations of each Borrower with respect to the Obligations are independent of the obligations of the other Borrower or any Guarantor under its Guaranty, and a separate action or actions may be brought and prosecuted against each Borrower, whether or not the other Borrower or any such Guarantor is joined in any such action or actions. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by either Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Borrower.

(c)  Each Borrower authorizes the Administrative Agent and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(i)  exercise or refrain from exercising any rights against the other Borrower or any Guarantor or others or otherwise act or refrain from acting;

(ii)  release or substitute the other Borrower, endorsers, Guarantors or other obligors;

(iii)  settle or compromise any of the Obligations of the other Borrower or any other Credit Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Lenders;

(iv)  apply any sums paid by the other Borrower or any other Person, howsoever realized to any liability or liabilities of such other Borrower or other Person regardless of what liability or liabilities of such other Borrower or other Person remain unpaid; and/or

(v)  consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by the other Borrower or any other Person.

(d)  It is not necessary for the Administrative Agent or any other Lender to inquire into the capacity or powers of either Borrower or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of both of the Borrowers hereunder.

(e)  Neither Borrower shall have any rights of contribution or subrogation with respect to the other Borrower as a result of payments made by it hereunder, in each case unless and until the Total Commitment has been terminated and all Obligations have been paid in full.

(f)  Each Borrower waives any right to require the Administrative Agent or the other Lenders to (i) proceed against the other Borrower, any Guarantor or any other party, (ii) proceed against or exhaust any security held from either Borrower, any Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s or the Lenders’ power whatsoever. Each Borrower waives any defense based on or arising out of suretyship or any impairment of security held from either Borrower, any Guarantor or any other party or on or arising out of any defense of the other Borrower, any Guarantor or any other party other than payment in full in cash of the Obligations, including, without limitation, any defense based on or arising out of the disability of the other Borrower, any Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the other Borrower, in each case other than as a result of the payment in full in cash of the Obligations.

13.20  Post-Closing Actions. (a) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that Holdings and each of the Borrowers hereby covenant and agree to take all actions set forth on Schedule 13.20 hereto.

All conditions precedent and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Initial Borrowing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.20 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by Section 13.20 have been taken (or were required to be taken). The acceptance of the benefits of each Loan shall constitute a represen-tation, warranty and covenant by the Borrowers to each of the Lenders that the actions required pursuant to this Section 13.20 will be, or have been, taken within the relevant time periods referred to in this Section 13.20 and that, at such time, all representations and warranties contained in this Agreement and the other Loan Documents shall then be true and correct without any modification pursuant to this Section 13.20, and the parties hereto acknowl-edge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

SECTION 14.  Holdings Guaranty.

14.01  Guaranty. In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans, Holdings hereby agrees with the Guaranteed Creditors as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt pay-ment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations. If any or all of the Guaranteed Obligations becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in pay-ment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or adminis-tra-tive body having jurisdiction over such payee or any of its property or (ii) any settlement or com-promise of any such claim effected by such payee with any such claimant (including the Borrowers), then and in such event Holdings agrees that any such judgment, decree, order, settle-ment or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or other instrument evi-dencing any liability of the Borrowers, and Holdings shall be and remain liable to the afore-said payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.02  Bankruptcy. Additionally, Holdings unconditionally and irrevocably guaran-tees the payment of any and all of the Guaranteed Obligations whether or not due or payable upon the occurrence of any of the events specified in Section 11.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

14.03  Nature of Liability. The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and inde-pendent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liabil-ity of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrowers, any other Credit Party or any other party, or (b) any other continuing or other guaranty, under-taking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any of the Credit Parties, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays pursuant to court order in any bankruptcy, reorganiza-tion, arrange-ment, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

14.04  Independent Obligation. The obligations of Holdings hereunder are inde-pen-dent of the obligations of any other guarantor, any other party or the Borrowers, and a separ-ate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or the Borrowers and whether or not any other guar-antor, any other party or the Borrowers be joined in any such action or actions. Hold-ings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affect-ing its liability hereunder or the enforcement thereof. Any pay-ment by any of the Credit Parties or other circumstance which operates to toll any statute of limitations as to any of the Credit Parties shall operate to toll the statute of limitations as to Holdings.

14.05  Authorization. Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)  change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)  take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)  exercise or refrain from exercising any rights against either of the Borrowers, any other Credit Party or others or otherwise act or refrain from acting;

(d)  release or substitute any one or more endorsers, guarantors, either of the Borrowers, any other Credit Party or other obligors;

(e)  settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the pay-ment of any liability (whether due or not) of any of the Credit Parties to its creditors other than the Guaranteed Creditors;

(f)  apply any sums by whomsoever paid or howsoever realized to any liabil-ity or liabilities of the Credit Parties to the Guaranteed Creditors regardless of what liability or liabilities of the Credit Parties remain unpaid;

(g)  consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document, or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Loan Document or any of such other instruments or agreements; and/or

(h)  take any other action which would, under otherwise applicable princi-ples of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Holdings Guaranty.

14.06  Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.07  Subordination. Any indebtedness of any of the other Credit Parties now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the other Credit Parties to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty. Prior to the trans-fer by Holdings of any note or negotiable instrument evidencing any such indebtedness of the other Credit Parties to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subro-ga-tion which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

14.08  Waiver. (a) Holdings waives any right (except as shall be required by appli-cable statute and cannot be waived) to require any Guaranteed Creditor to (i) pro-ceed against the Borrowers, any other Credit Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrowers, any other Credit Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Holdings waives any defense based on or arising out of any defense of the Borrowers, any other Credit Party, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the Borrowers, Holdings, any other Credit Party, any other guarantor or any other party, or the validity, legality or unenforce-ability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers or the other Credit Parties, other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, fore-close on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrowers, any other Credit Party, or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrowers or any other party or any security.

(b)  Holdings waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Holdings assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

14.09  Payments. All payments made by Holdings pursuant to this Section 14 shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 4.04 and 4.05.

14.10  Maximum Liability. It is the desire and intent of Holdings and the Guaranteed Creditors that this Holdings Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Holdings under this Holdings Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings’ obligations under this Holdings Guaranty shall be deemed to be reduced and Holdings shall pay the maxi-mum amount of the Guaranteed Obligations which would be permissible under applicable law.

* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address: Av. Canaval y Moreyra 380 of 402 San Isidro, Lima Peru Attention: Luis Goyzueta Telephone: +511-221-7365 Facsimile: +511-221-7347	PURE BIOFUELS DEL PERU S.A.C. By: /s/ Luis Goyzueta Name: Luis Goyzueta Title: Authorized Signatory
Address: Av. Canaval y Moreyra 380 of 402 San Isidro, Lima Peru Attention: Luis Goyzueta Telephone: +511-221-7365 Facsimile: +511-221-7347	PALMA INDUSTRIAL S.A.C. By: /s/ Gonzalo Campos Name: Gonzalo Campos Title: General Manager
Address: 9440 Little Santa Monica Blvd. Suite 401 Beverly Hills, Ca 90210 Attention: Steven Magami Telephone: (310) 402-5901 Facsimile: (310) 402-5947	PURE BIOFUELS CORP. By: /s/ Luis Goyzueta Name: Luis Goyzueta Title: Chief Executive Officer

[Signature Page to Loan Agreement]

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED, Individually and as Administrative Agent

By: /s/ Steven Segaloff
  Name: Steven Segaloff
  Title: Authorized Individual

[Signature Page to Loan Agreement]

SECTION 1.	Definitions and Accounting Terms	1

1.01	Defined Terms	1

SECTION 2.	Amount and Terms of Credit	18

2.01	The Commitments	18
2.02	Minimum Amount of Each Borrowing	19
2.03	Notice of Borrowing	19
2.04	Disbursement of Funds	19
2.05	Notes	20
2.06	Conversions	20
2.07	Pro Rata Borrowings	21
2.08	Interest	21
2.09	Interest Periods	22
2.10	Increased Costs, Illegality, etc.	22
2.11	Compensation	24
2.12	Replacement of Lenders	24

SECTION 3.	Fees; Reduction of Commitment	26

3.01	Fees	26
3.02	Mandatory Reduction of Commitments	26

SECTION 4.	Prepayments; Payments; Taxes	26

4.01	Voluntary Prepayments	26
4.02	Mandatory Repayments	26
4.03	Prepayment Premium	28
4.04	Method and Place of Payment	28
4.05	Net Payments	28

SECTION 5.	Conditions Precedent to the Initial Borrowing Date	29

5.01	Effective Date; Notes	29
5.02	Certificate	29
5.03	Opinions of Counsel	29
5.04	Company Documents; Proceedings; etc.	30
5.05	Management Agreements, Employment Agreements	30
5.06	Adverse Change, Approvals	30
5.07	Litigation	31
5.08	Guaranties	31
5.09	Environmental Indemnity	31
5.10	Pledge Agreement	31
5.11	Security Agreements	31
5.12	[Intentionally omitted].	31
5.13	Mortgages; Title Insurance; Survey; etc.	32

5.14	Financial Statements	32
5.15	Convertible Note Transaction	32
5.16	Solvency Certificate; Insurance Certificates	32
5.17	Biodiesel Facilities	33
5.18	Repayment of Existing Indebtedness	33
5.19	Construction Schedule	33
5.20	Palm Plantation	33
5.21	Fees, etc.	33
5.22	Other Agreements	33
5.23	Employment Agreements	34
5.24	Tradetex Payoff Letter	34
5.25	Other Documents	34

SECTION 6.	Additional Conditions Precedent to the Incurrence of the Loans	34

6.01	No Default; Representations and Warranties	34
6.02	Notice of Borrowing	34

SECTION 7.	Cash Management	35

7.01	Establishment of Accounts	35
7.02	Maintenance of Collateral Accounts	35
7.03	Monthly Funding of the Collateral Account	36
7.04	Cash Management Bank	36
7.05	Account Collateral and Remedies	36
7.06	Transfers and Other Liens	37
7.07	Reasonable Care	37
7.08	Lender’s Liability	37
7.09	Continuing Security Interest	38

SECTION 8.	Representations, Warranties and Agreements	38

8.01	Company Status	38
8.02	Power and Authority	38
8.03	No Violation	39
8.04	Approvals	39
8.05	Financial Statements; Financial Condition; Undisclosed Liabilities	39
8.06	Litigation	40
8.07	True and Complete Disclosure	40
8.08	Use of Proceeds; Margin Regulations	41
8.09	Tax Returns and Payments	41
8.10	Security Documents	42
8.11	Properties	42
8.12	Capitalization	42
8.13	Equity Interests	43
8.14	Compliance with Statutes, etc.	43
8.15	Investment Company Act	43

8.16	Representations and Warranties in Other Documents	43
8.17	Environmental Matters	43
8.18	Intellectual Property, etc.	44
8.19	Indebtedness	44
8.20	Insurance	44
8.21	ERISA Plans, etc.	44
8.22	Construction Contracts	44
8.23	Material Agreements	44

SECTION 9.	Affirmative Covenants	45

9.01	Information Covenants	45
9.02	Books, Records and Inspections; Annual Meetings	47
9.03	Maintenance of Property; Insurance	48
9.04	Existence; Franchises	49
9.05	Compliance with Statutes, etc.	49
9.06	Compliance with Environmental Laws	49
9.07	End of Fiscal Years; Fiscal Quarters	50
9.08	Performance of Obligations	50
9.09	Payment of Taxes	50
9.10	Use of Proceeds	50
9.11	Additional Security; Further Assurances; etc.	50
9.12	ERISA	51
9.13	Annual Plan; Development Oversight	51
9.14	Right of First Refusal	51

SECTION 10.	Negative Covenants	52

10.01	Encumbrances	52
10.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	53
10.03	Dividends	53
10.04	Indebtedness	54
10.05	Advances, Investments and Loan	54
10.06	Transactions with Affiliates	54
10.07	Capital Expenditures	55
10.08	Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.	55
10.09	Limitation on Issuance of Equity Interests	55
10.10	Business; etc.	55
10.11	Limitation on Equity Interests	56

SECTION 11.	Events of Default	56

11.01	Payments	56
11.02	Representations, etc.	56
11.03	Covenants	56
11.04	Default Under Other Agreements	56

11.05	Bankruptcy, etc.	57
11.06	Loan Documents	57
11.07	Guaranties	57
11.08	Judgments	58
11.09	Change of Control	58
11.10	Convertible Note Documents. A default shall have occurred under any Convertible Note Documents.	58

SECTION 12.	The Administrative Agent	58

12.01	Appointment	58
12.02	Nature of Duties	58
12.03	Lack of Reliance on the Administrative Agent	59
12.04	Certain Rights of the Administrative Agent	59
12.05	Reliance	59
12.06	Indemnification	60
12.07	The Administrative Agent in its Individual Capacity	60
12.08	Holders	60
12.09	Resignation by the Administrative Agent	60
12.10	Collateral Matters	61
12.11	Delivery of Information	62

SECTION 13.	Miscellaneous	62

13.01	Payment of Expenses, etc.	62
13.02	Right of Setoff	64
13.03	Notices	65
13.04	Benefit of Agreement; Assignments; Participations	65
13.05	No Waiver; Remedies Cumulative	67
13.06	Payments Pro Rata	67
13.07	Calculations; Computations	68
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	68
13.09	Counterparts	69
13.10	Effectiveness	69
13.11	Headings Descriptive	70
13.12	Amendment or Waiver; etc.	70
13.13	Survival	71
13.14	Patriot Act	71
13.15	English Language	71
13.16	Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in Qualified Jurisdictions	71
13.17	Waiver of Sovereign Immunity	72
13.18	Judgment Currency	72
13.19	Nature of Borrower Obligations	73
13.20	Post-Closing Actions	74

SECTION 14.	Holdings Guaranty	75

14.01	Guaranty	75
14.02	Bankruptcy	75
14.03	Nature of Liability	75
14.04	Independent Obligation	76
14.05	Authorization	76
14.06	Reliance	77
14.07	Subordination	77
14.08	Waiver	77
14.09	Payments	78
14.10	Maximum Liability	78